Exhibit 4.11

THE CHARLES SCHWAB CORPORATION
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, The Charles Schwab Corporation (“CSC, we, us, and our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) our common stock, (2) our Depositary Shares, Each Representing a 1/40th Interest in a Share of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D, and (3) our Depositary Shares, Each Representing a 1/40th Interest in a Share of 4.450% Non-Cumulative Perpetual Preferred Stock, Series J.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not purport to be complete and is qualified by our Fifth Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Amended and Restated Bylaws (“Bylaws”) which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. Additionally, the General Corporation Law of Delaware (“Delaware Law”), as amended, may also affect the terms of our common stock.

General

We have 3,000,000,000 shares of authorized common stock, $0.01 par value per share. Holders of our common stock, together with the holders of our nonvoting common stock, are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock and holders of our nonvoting common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata distribution of our net assets. We pay dividends on our common stock and nonvoting common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. Our nonvoting common stock has the same rights and privileges as, and ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the nonvoting common stock has no voting rights other than voting rights required by law.

Our preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also will have such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power of our capital stock, except as our board of directors has provided, or may provide in the future, with respect to our preferred stock. Our Certificate of Incorporation provides for a classified board but does not provide for cumulative voting. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are fully paid and non-assessable.

Restrictions on Ownership

Under the Home Owners’ Loan Act (“HOLA”), any “savings and loan holding company,” as defined in HOLA, is required to obtain the approval of the Federal Reserve prior to the acquisition of more than 5% of our common stock. Under the Bank Holding Company Act, a bank holding company is required to receive the Federal Reserve’s approval prior to acquiring more than 5% of our common stock. Any other person (or group of persons acting in concert), other than a savings and loan holding company, may be required to obtain prior non-objection of the Federal Reserve to acquire 10% or more of our common stock. Any company holding more than 25% of our common stock or total equity, or that otherwise exercises a “controlling influence” over us, is subject to regulation as a savings and loan holding company under HOLA.

Business Combination Statute

Under Delaware law, a corporation is prohibited from engaging in any business combination with any interested stockholder, defined as the beneficial owner of 15% or more of the voting power of the corporation, for a period of three years following the date that such stockholder became an interested stockholder, unless:

•prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation; or

•on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    Under Delaware law, a corporation has the option to opt-out of the above business combination statute. Neither our Certificate of Incorporation nor our Bylaws excludes us from the restrictions imposed by this provision.

Supermajority Vote Requirement

Our Certificate of Incorporation requires the approval of a supermajority of our stockholders for some business combinations with interested stockholders. Our Certificate of Incorporation defines an interested stockholder as a person, partnership or group which directly or indirectly beneficially owns more than 15% of the voting power of our outstanding shares, or an affiliate or associate of a 15% owner. Notwithstanding any lesser percentage permitted by law, under our Certificate of Incorporation, 80% of the voting power of our stockholders, voting together as a single class, must approve any of the following business combinations:

•a merger of CSC or any of our subsidiaries with an interested stockholder or an affiliate or associate of an interested stockholder;

•any sale to an interested stockholder of assets of CSC or one of our subsidiaries, if those assets have a fair market value of $5,000,000 or more;

•any sale to CSC or any of our subsidiaries of assets of the interested stockholder, if those assets have a fair market value of $5,000,000 or more;

•the issuance or transfer by CSC or any of our subsidiaries of any of our securities or any securities of our subsidiaries to an interested stockholder, unless the fair market value of the property received has a fair market value of less than $5,000,000;

•any reclassification of our securities, any merger or consolidation with any of our subsidiaries, or any similar transaction which has the effect of increasing, directly or indirectly, the proportionate amount of the outstanding shares of any class of equity securities of CSC or any of our subsidiaries which is directly or indirectly owned by any interested stockholder or its affiliate or associate; or

•the adoption of any plan or proposal for the liquidation or dissolution of CSC.

The supermajority vote requirement does not apply to business combinations approved by a majority of disinterested directors. A disinterested director is any member of our board who:

•is not an interested stockholder;

•is not an affiliate or a representative of an interested stockholder;

•is not a party to an agreement or arrangement with an interested stockholder to act in concert with that interested stockholder to direct our management or policies; and

•either was a member of our board before the interested stockholder became an interested stockholder or was nominated to succeed a disinterested director by a majority of the disinterested directors; provided that, this requirement does not apply if the business combination involves a party that was an interested stockholder of CSC on July 30, 1987.

    The supermajority requirement does not apply to business combinations meeting fair price and procedural requirements set forth in our Certificate of Incorporation.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES

The following description of the terms of our 5.95% Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”) and our 4.450% Non-Cumulative Perpetual Preferred Stock, Series J (“Series J Preferred Stock” and, together with the Series D Preferred Stock, “Preferred Stock”) does not purport to be complete and is qualified by our Certificates of Designations of the Series D Preferred Stock and Series J Preferred Stock, which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.
The depositary is the sole holder of the Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this description to the holders of the Preferred Stock shall mean the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holder of the Preferred Stock, as described under “Description of Depositary Shares.”

Our authorized capital stock includes 9,940,000 shares of preferred stock, par value $0.01 per share as reflected in our Certificate of Incorporation. Our board of directors is authorized, without further stockholder action:

•to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock;

•to fix the number of shares constituting any such series and the designation thereof; and

•to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).

The Series D Preferred Stock and the Series J Preferred Stock are each single series of our authorized preferred stock and are fully paid and nonassessable.

The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of CSC. The Preferred Stock does not have any maturity date and is not subject to any sinking fund or other obligation of CSC to redeem or repurchase the Preferred Stock.

Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by CSC shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Additional Shares of Preferred Stock and Additional Depositary Shares

We may in the future from time to time, without notice to or consent of the holder of Preferred Stock or the holders of the depositary shares, issue additional shares of the Preferred Stock; provided, that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares are otherwise treated as fungible with the outstanding Preferred Stock for U.S. federal income tax purposes. In the event that we issue additional Preferred Stock, dividends on such additional shares may accrue from the date of initial issuance or any other date we specify at the time such additional shares are issued. In the event we issue additional shares of Preferred Stock, we will issue a corresponding number of additional depositary shares.

Ranking
Shares of the Preferred Stock rank:

•senior to our junior stock;

•equally with each other series of parity stock, including the Series F Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series K Preferred Stock, and any other series of Preferred Stock we may issue in the future; and

•junior to any series of stock we may issue in the future that ranks senior to the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of CSC, and to all of our existing and future debt obligations.

As used herein, “junior stock” means our common stock, nonvoting common stock and any other class or series of stock of CSC hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of CSC.

As used in this description, “parity stock” means any other class or series of stock of CSC that ranks on parity with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of CSC.

Dividends

Dividends on the Preferred Stock are not cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period to the holder of Preferred Stock, including the holders of the depositary shares, and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any future dividend period.

The holder of Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Preferred Stock which for the Series D Preferred Stock is at a rate equal to 5.95% per annum for each quarterly dividend period and for the Series J Preferred Stock is at a rate equal to 4.450% per annum for each quarterly dividend period.

If declared by our board of directors or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock, in arrears, on March 1, June 1, September 1 and December 1 of each year, each such date referred to as a dividend payment date.

    If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A “business day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by law or executive order to close.

Dividends will be payable to holders of record of Preferred Stock as they appear on our stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors. See “Description of Depositary Shares – Dividends and Other Distributions.”

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “– Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.

We generally will be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of assets legally available for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). See “Description of Depositary Shares – Dividends and Other Distributions” for information about dividends on the depositary shares representing the Preferred Stock.

Additionally, dividends on the Preferred Stock will be subject to our receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to dividends on the Preferred Stock, if any.

Dividend Stopper

During each dividend period while the Preferred Stock is outstanding, unless the full dividends for the immediately preceding dividend period on all outstanding shares of preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

•a dividend payable solely in the junior stock, or

•any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

•no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

•as a result of a reclassification of junior stock for or into other junior stock;

•the exchange or conversion of one share of junior stock for or into another share of junior stock;

•through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; or

•the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by CSC otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, unless such parity stock is repurchased, redeemed or acquired for consideration by CSC in connection with any of the following:

•as a result of a reclassification of parity stock for or into other parity stock or junior stock;

•the exchange or conversion of one share of parity stock for or into another share of parity stock or junior stock; or

•through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock.

When dividends are not paid in full upon the shares of Preferred Stock and any parity stock, all dividends declared upon shares of Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the restrictions described above, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of our board of directors, may be declared and paid on our common stock, nonvoting common stock, and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holder of Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holder of Preferred Stock nor holders of depositary shares have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem the Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date for the Series D Preferred Stock, and on any dividend payment date on or after June 1, 2026 for the Series J Preferred Stock, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at any time within 90 days following a regulatory capital treatment event (defined below), in whole but not part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means the good faith determination by CSC that, as a result of:

•any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Preferred Stock;

•any proposed change in those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or

•any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that CSC will not be entitled to treat the full liquidation preference of the shares of Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

Redemption Procedures

If shares of the Preferred Stock are to be redeemed pursuant to the terms described above under “– Optional Redemption” or “– Redemption Following a Regulatory Capital Treatment Event,” the notice of redemption shall be given by first class mail to the holder of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the holder of record is DTC, notice may be given in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•the redemption date;

•the number of shares of each series of Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of each series of Preferred Stock to be redeemed from the holder;

•the redemption price;

•the place or places where the certificates evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price; and

•that dividends on the shares to be redeemed will cease to accrue on the redemption date.

         If notice of redemption of any shares of Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of a series of Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of that series of Preferred Stock, such shares of that series of Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. See “Description of Depositary Shares — Redemption of Depositary Shares” for information about redemption of the depositary shares representing the Preferred Stock.

In case of any redemption of only part of the shares of a series of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

Any redemption of Preferred Stock will be subject to our receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption of the Preferred Stock, if any.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidation distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock, nonvoting common stock, or any other class or series of stock ranking junior to the Preferred Stock as to that distribution. The holder of the Preferred Stock will not be entitled to any other amounts from us after it has received its full liquidation distribution.

In any such distribution, if the assets of CSC are not sufficient to pay the liquidation distribution described above in full to the holder of the Preferred Stock and all holders of any class or series of stock ranking on parity with the Preferred Stock as to such distribution, the amounts paid to the holder of Preferred Stock and all holders of such parity stock will be paid pro rata in accordance with the respective aggregate liquidation distribution owed to those holders. If the liquidation distribution described above has been paid in full to the holder of Preferred Stock and the holders of such parity stock, the holders of any other class or series of stock ranking junior to the Preferred Stock as to such distribution shall be entitled to receive all remaining assets of CSC according to their respective rights and preferences.

For purposes of this section, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of CSC shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of CSC, nor shall the merger, consolidation or any other business combination of any other corporation or person into or with CSC be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of CSC.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holder of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.

Voting Rights

The holder of the Preferred Stock will have no voting rights, except as provided below or as required by law.

Right to Elect Two Directors upon Nonpayment

Whenever dividends payable on the shares of Preferred Stock have not been paid for six quarterly dividend periods, whether or not consecutive, then the holder of the Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of Preferred Stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of our stockholders) or at our next annual or special meeting of our stockholders, to elect two additional directors to our board of directors; provided, that the election of any such director does not cause us to violate the applicable corporate governance requirements of the exchange or trading market where our common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Preferred Stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

Immediately prior to the election of any such directors, the number of directors that comprise our board of directors shall be increased by two. Such voting rights and the term of the additional directors so elected will continue until:

•continuous non-cumulative dividends for at least four consecutive quarterly dividend periods; and

•cumulative dividends, if any, payable for all past dividend periods,

shall have been paid, or declared and set aside for payment, in full, on all outstanding shares of Preferred Stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors terminates and the terms of office of the two additional directors so elected will terminate immediately, and the number of directors shall be reduced by two and such voting rights of the holders of the Preferred Stock and any Voting Parity Securities will cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.

The holder of Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holder of Preferred Stock and the holders of any Voting Parity Securities may, as set forth above, call a special meeting and elect such directors at such special meeting, or elect such directors at our next annual or special meeting of our stockholders.

The number of votes that each share of Preferred Stock and any stock ranking equally with the Preferred Stock participating in the votes described above will be in proportion to the liquidation preference of such share.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a “class of voting securities” and a company holding 25% or more of the series, in certain circumstances a lesser percentage if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act of 1933, as amended. In addition, at the time the series is deemed a class of voting securities,

•any other savings and loan holding company is required to obtain the prior approval of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain more than 5% of that series;

•a banking holding company is required to obtain the prior approval of the Federal Reserve to acquire or retain more than 5% of that series under the Bank Holding Company Act of 1956; and

•any other persons (or group of persons acting in concert) other than a savings and loan holding company may be required to obtain the prior non-objection of the Federal Reserve to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of a series of Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the series of Preferred Stock voting separately as a class, shall be required to:

•amend, alter or repeal the provisions of CSC’s certificate of incorporation (including the certificate of designation creating that series of Preferred Stock), or CSC’s bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the series of Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•increases in the amount of the authorized common stock, nonvoting common stock, or, except as provided below, preferred stock;

•increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Preferred Stock; or

•the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Preferred Stock;

•amend or alter CSC’s certificate of incorporation to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of our authorized capital stock into any such shares of senior stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

•consummate a binding share exchange, a reclassification involving the series of Preferred Stock or a merger or consolidation of us with or into another entity; provided, however, that the holder of Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case:

• the series of Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

• the series of Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the series of Preferred Stock.

As used above under “Description of Preferred Stock — Voting Rights”, “senior stock” means any other class or series of stock of CSC ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of CSC. As of December 31, 2025, there was no existing senior stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the series of Preferred Stock shall have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holder of the series of Preferred Stock to effect such redemption.

See “Description of Depositary Shares – Voting the Preferred Stock” for information about voting of the depositary shares representing the Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

In this description, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC.

We have issued fractional interests in shares of the Preferred Stock in the form of depositary shares. Each such depositary share represents a 1/40th ownership interest in a share of the Series D Preferred Stock or Series J Preferred Stock, and is evidenced by a depositary receipt. The shares of Series D Preferred Stock and Series J Preferred Stock represented by depositary shares were each deposited under a separate deposit agreement among CSC, Equiniti Trust Company, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreements, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, redemption, liquidation and voting rights).

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares representing the Preferred Stock represented thereby in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution (including any requirement that CSC or the depositary withhold an amount on account of taxes). In that event, the depositary may, with CSC’s approval, adopt a method as it deems equitable and practicable for purposes of effecting the distribution, including selling the property (at a public or private sale) and distributing the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by CSC on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or by lot. In any such case, the depositary will redeem depositary shares only in increments of 40 shares and any multiple thereof.

Liquidation Preference

In the event that we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, each holder of a depositary share will be entitled to receive a liquidation distribution of $25 per depositary share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock, nonvoting common stock, or any other class or series of stock ranking junior to the Preferred Stock as to that distribution.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares representing the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. CSC will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.